AMENDED SCHEDULE A

Dated February 28, 2023

to the

EXPENSE LIMITATION AGREEMENT

Dated December 16, 2021 between

THE ADVISORS' INNER CIRCLE FUND III

and

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Net Operating Expense Limit (excluding Acquired Fund Fees & Expenses)	Initial Term End Date
Global Developed Equity Index Fund	Institutional	0.09%	February 28, 2022
Cash Flow Matched Bond Fund	Institutional	0.20%	February 28, 2022
Long Duration US Credit Fund	Institutional W Shares	0.30% 0.30%	February 28, 2022
US Credit Fund	Institutional	0.30%	February 28, 2022
Long Life Fund	R6 Shares Institutional W Shares	0.10% 0.05% 0.00%	February 28, 2024

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS' INNER CIRCLE FUND III

/s/ Alexander F. Smith
Name: Alexander F. Smith
Title: Vice President & Assistant Secretary

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

/s/ Kristina St. Charles
Name: Kristina St. Charles
Title: General Counsel & Chief Compliance Officer

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